EXHIBIT 16.1

February 28, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated February 28, 2011 of DreamWorks Animation SKG, Inc. and are in agreement with the statements contained in the second, fourth, fifth and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP